EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50051, 333-82069, 333-97569, 333-155273 and 333-167170 on Form S-8 and Registration Statement No. 333-155272 on Form S-3 of Wendy’s/Arby’s Group, Inc. (the “Company”) of our reports dated March 2, 2011, relating to the consolidated financial statements and financial statement schedule of Wendy’s/Arby’s Group, Inc. and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of Wendy’s/Arby’s Group, Inc. for the year ended January 2, 2011.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 2, 2011